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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                (AMENDMENT NO. 1)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 SERACARE, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    817473101
                                 (CUSIP NUMBER)

                                December 28, 1998
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)

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CUSIP No.  817473101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON

     Consolidated Technologies, Inc.
-------------------------------------------------------------------------------
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
          74-2556656
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          Texas
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING
 BENEFICIALLY OWNED                 POWER          436,364(1)
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH:                 (6) SHARED VOTING
                                    POWER              N/A
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                    POWER          436,364(1)
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE
                                    POWER              N/A
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     436,364(1)
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     CO
-------------------------------------------------------------------------------

SEC 1745 (3-98)

--------
(1) Consolidated Technologies, Inc. holds directly 436,364 shares of the common stock of the Issuer. William J. Cone is the controlling shareholder of Consolidated Technologies, Inc.

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CUSIP No.  817473101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON

     William J. Cone
-------------------------------------------------------------------------------
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
     N/A
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING
 BENEFICIALLY OWNED                 POWER          630,114(2)
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH:                 (6) SHARED VOTING
                                    POWER              N/A
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                    POWER          630,114(2)
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE
                                    POWER              N/A
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     630,114(2)
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     8.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

SEC 1745 (3-98)

-----------
(2) William J. Cone is the controlling shareholder of Consolidated Technologies, Inc. which holds directly 436,364 shares of the common stock of the Issuer.

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     This Amendment No.1 to Schedule 13G amends and restates the Schedule 13G dated November 13, 1998.

ITEM 1.

(a)  NAME OF ISSUER:     SeraCare, Inc.

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1925 Century Park East, Suite 1970
     Los Angeles, California 90067

ITEM 2.

(a)  NAME OF PERSON FILING:

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, this Schedule 13G is filed jointly on behalf of each of Consolidated Technologies, Inc. and William J. Cone

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Consolidated Technologies, Inc. and William J. Cone both have their principle business office at 1925 Century Park East, Suite 1970, Los Angeles, California 90067

(c)  CITIZENSHIP:

     Consolidated Technologies, Inc. is a Texas corporation and William J. Cone is a United States citizen.

(d)  TITLE OF CLASS OF SECURITIES:

     Common Stock

(e)  CUSIP NUMBER:

     817473101

ITEM 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

     N/A

ITEM 4.   OWNERSHIP:

(a)  Amount Beneficially Owned:

          William Cone - 630,114 (see cover page)
          Consolidated Technologies, Inc. -- 436,364 (see cover page)

(b)  Percent of Class:

          William Cone - 8.0%
          Consolidated Technologies, Inc. - 5.7%

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(c)  Number of Shares as to Which Such Person Has:

     (i)   Sole power to vote or to direct the vote:

           William Cone - 630,114 (see cover page)
           Consolidated Technologies, Inc. -- 436,364 (see cover page)

     (ii)  Shared power to vote or to direct the vote:  N/A

     (iii) Sole power to dispose or to direct the disposition of:

           William Cone - 630,114 (see cover page)
           Consolidated Technologies, Inc. -- 436,364 (see cover page)

     (iv)  Shared power to dispose or to direct the disposition of:  N/A

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

     N/A


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ITEM 10.   CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              March 29, 1999

                              Consolidated Technologies, Inc.

                              By:  /s/ William J. Cone

                              Its:  President

                              /s/ William J. Cone

                                   William J. Cone




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